FOR IMMEDIATE RELEASE
August 3, 2022
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
SECOND QUARTER 2022 RESULTS

•Year-to-date earnings increased to $3.04 per share from $2.75, an increase of $0.29 or 10.5 percent, compared to the prior year
•Earnings per share ("EPS")* was $0.96 for the second quarter of 2022, an increase of $0.18, compared to $0.78 for the second quarter of 2021
•Included in the second quarter results was a one-time gain of $1.9 million or $0.08 in EPS related to a building sale
•Performance in the first half of 2022 was driven by the acquisition of Diversified Energy, pipeline expansions, natural gas organic growth, regulatory initiatives and higher earnings in the Company's unregulated businesses during the first half of the year
•Commenced delivery of natural gas to meet customer demand in Somerset County, Maryland and further economic development
•The Company's Delmarva natural gas distribution operations surpassed 100,000 customers during the second quarter of 2022
•Continued focus on organic growth and expansion projects as well as ESG initiatives, including renewable energy opportunities to further enhance sustainability in our local communities

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) (“Chesapeake Utilities” or the “Company”) today announced its financial results for the three and six months ended June 30, 2022.

For the first half of 2022, net income was $54.0 million compared to $48.3 million for the same period in 2021. EPS for the first half of 2022 was $3.04 per share compared to $2.75 per share reported in the same prior-year period, representing growth of 10.5 percent. Included in these results, was a one-time gain of $1.9 million associated with a property sale.

The Company's net income for the quarter ended June 30, 2022 was $17.1 million, compared to $13.8 million reported in the same quarter of 2021. Diluted EPS in the quarter was $0.96, a 23.1 percent increase compared to $0.78 reported in the same prior-year period. Included in these results, was the one-time gain of $1.9 million referenced above.

Higher second quarter earnings were driven by contributions from natural gas transmission pipeline expansions, improved profitability in the Company's propane distribution business, regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, increased customer consumption and increased performance in the Company's other unregulated businesses. These increases were partially offset by higher interest expense resulting from interest rate increases impacting the Company's short-term borrowings.

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On a year-to-date basis, earnings were primarily driven by the factors noted above as well as the 2021 acquisitions of Diversified Energy Company ("Diversified Energy") and the natural gas metering station located in Escambia County, Florida (the "Escambia Meter Station").

“Chesapeake Utilities delivered strong financial results during the second quarter and through the first half of the year,” commented Jeff Householder, president and CEO. “Our businesses continue to organically add new natural gas customers across our service territories at levels well above the national average. Annual residential customer growth for the second quarter was 5.7% and 4.1% in Delmarva and Florida, respectively. While the housing and lending markets have shifted as of late, our home building partners see continued demand in the communities we serve.

“Additionally, our teams have done an outstanding job given the inflationary environment and supply chain constraints that have delayed certain projects. Through planning, certain discretionary expense mitigation efforts and continued real estate rationalization, our teams drove earnings growth in the quarter that served to offset inflationary pressure in the quarter. Looking forward, we’ll continue with these efforts to minimize the cost impact, recognizing there will be significant challenges ahead, especially in the short-term. Despite these headwinds, we remain committed to growing our stable utility operations and investing in complementary businesses, including renewable natural gas and other energy delivery solutions that position the Company for long-term sustainable success.”

Capital Expenditures Forecast and Earnings Guidance Update

During the first half of 2022, the Company experienced a reduced level of new capital investments due to regulatory delays and supply chain disruptions. As a result, the Company is decreasing its capital expenditure guidance range to $140 million to $175 million for 2022. The Company expects these delays in timing to be temporary and reiterates its long-term capital expenditures and EPS guidance ranges. These include capital expenditures in the range of $750 million to $1 billion in 2021 through 2025 and an EPS guidance range of $6.05 to $6.25 for 2025.

*Unless otherwise noted, EPS information is presented on a diluted basis.

Non-GAAP Financial Measures

**This press release including the tables herein, include references to non-Generally Accepted Accounting Principles ("GAAP") financial measures, including adjusted gross margin. A "non-GAAP financial measure" is generally defined as a numerical measure of a company's historical or future performance that includes or excludes amounts, or that is subject to adjustments, so as to be different from the most directly comparable measure calculated or presented in accordance with GAAP. Our management believes certain non-GAAP financial measures, when considered together with GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period.

The Company calculates Adjusted Gross Margin by deducting the purchased cost of natural gas, propane and electricity and the cost of labor spent on direct revenue-producing activities from operating revenues. The costs included in Adjusted Gross Margin exclude depreciation and amortization and certain costs presented in operations and maintenance expenses in accordance with regulatory requirements. Adjusted Gross Margin should not be considered an alternative to Gross Margin under US GAAP which is defined as the excess of sales over cost of goods sold. The Company believes that Adjusted Gross Margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under the Company's allowed rates for regulated energy operations and under the Company's competitive pricing structures for unregulated energy operations. The Company's management uses Adjusted Gross Margin as one of the financial measures in assessing a business unit’s performance. Other companies may calculate Adjusted Gross Margin in a different manner.
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Reconciliation of GAAP to Non-GAAP Measures

	For the Three Months Ended June 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$92,193	$53,463	$(6,186)	$139,470
Cost of Sales:
Natural gas, propane and electric costs	(21,573)	(31,701)	6,158	(47,116)
Depreciation & amortization	(13,140)	(4,074)	(2)	(17,216)
Operations & maintenance expense (1)	(8,324)	(6,699)	(521)	(15,544)
Gross Margin (GAAP)	49,156	10,989	(551)	59,594
Operations & maintenance expense (1)	8,324	6,699	521	15,544
Depreciation & amortization	13,140	4,074	2	17,216
Adjusted Gross Margin (Non-GAAP)	$70,620	$21,762	$(28)	$92,354

	For the Three Months Ended June 30, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$80,910	$34,773	$(4,601)	$111,082
Cost of Sales:
Natural gas, propane and electric costs	(14,447)	(16,821)	4,567	(26,701)
Depreciation & amortization	(11,830)	(3,456)	(12)	(15,298)
Operations & maintenance expense (1)	(8,320)	(5,807)	67	(14,060)
Gross Margin (GAAP)	46,313	8,689	21	55,023
Operations & maintenance expense (1)	8,320	5,807	(67)	14,060
Depreciation & amortization	11,830	3,456	12	15,298
Adjusted Gross Margin (Non-GAAP)	$66,463	$17,952	$(34)	$84,381

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	For the Six Months Ended June 30, 2022
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$220,084	$154,754	$(12,488)	$362,350
Cost of Sales:
Natural gas, propane and electric costs	(67,016)	(89,708)	12,427	(144,297)
Depreciation & amortization	(26,225)	(7,954)	(14)	(34,193)
Operations & maintenance expense (1)	(16,485)	(13,756)	(944)	(31,185)
Gross Margin (GAAP)	110,358	43,336	(1,019)	152,675
Operations & maintenance expense (1)	16,485	13,756	944	31,185
Depreciation & amortization	26,225	7,954	14	34,193
Adjusted Gross Margin (Non-GAAP)	$153,068	$65,046	$(61)	$218,053

	For the Six Months Ended June 30, 2021
(in thousands)	Regulated Energy	Unregulated Energy	Other and Eliminations	Total
Operating Revenues	$202,107	$109,532	$(9,371)	$302,268
Cost of Sales:
Natural gas, propane and electric costs	(57,491)	(52,804)	9,298	(100,997)
Depreciation & amortization	(23,860)	(6,780)	(22)	(30,662)
Operations & maintenance expense (1)	(16,585)	(12,120)	292	(28,413)
Gross Margin (GAAP)	104,171	37,828	197	142,196
Operations & maintenance expense (1)	16,585	12,120	(292)	28,413
Depreciation & amortization	23,860	6,780	22	30,662
Adjusted Gross Margin (Non-GAAP)	$144,616	$56,728	$(73)	$201,271
(1) Operations & maintenance expenses within the Consolidated Statements of Income are presented in accordance with regulatory requirements and to provide comparability within the industry. Operations & maintenance expenses which are deemed to be directly attributable to revenue producing activities have been separately presented above in order to calculate Gross Margin as defined under US GAAP.
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Operating Results for the Quarters Ended June 30, 2022 and 2021

Consolidated Results

	Three Months Ended
	June 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$92,354	$84,381	$7,973	9.4%
Depreciation, amortization and property taxes	22,854	20,532	2,322	11.3%
Other operating expenses	43,031	41,271	1,760	4.3%
Operating income	$26,469	$22,578	$3,891	17.2%

Operating income for the second quarter of 2022 was $26.5 million, an increase of $3.9 million, or 17.2 percent, compared to the same period in 2021. Higher performance in the second quarter of 2022 was generated primarily from continued pipeline expansion projects, increased propane margins per gallon and fees, incremental contributions associated with regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, increased customer consumption, and improved performance in the Company's other unregulated businesses. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and higher operating expenses associated primarily with growth initiatives. The Company closely managed its operating expense increases, given anticipated future interest and other inflationary expense increases.

Regulated Energy Segment

	Three Months Ended
	June 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$70,620	$66,463	$4,157	6.3%
Depreciation, amortization and property taxes	18,380	16,651	1,729	10.4%
Other operating expenses	26,399	27,052	(653)	(2.4)%
Operating income	$25,841	$22,760	$3,081	13.5%

Operating income for the Regulated Energy segment for the second quarter of 2022 was $25.8 million, an increase of $3.1 million, or 13.5 percent, over the same period in 2021. Higher operating income reflects continued pipeline expansions by Eastern Shore Natural Gas Company ("Eastern Shore"), Peninsula Pipeline Company, Inc. ("Peninsula Pipeline") and Aspire Energy Express, LLC ("Aspire Energy Express") incremental contributions from regulated infrastructure programs, organic growth in the Company's natural gas distribution businesses, increased customer consumption, and operating results from the Escambia Meter Station acquisition completed in 2021. Operating expenses increased by $1.1 million compared to the prior year quarter primarily due to a higher level of depreciation, amortization and property taxes and increased vehicle expense resulting from higher fuel costs. The increase was partially offset by reductions in facilities, maintenance and outside services costs, as well as a lower level of payroll and benefits expenses.

The key components of the increase in adjusted gross margin** are shown below:
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(in thousands)
Natural gas transmission service expansions	$1,291
Contributions from regulated infrastructure programs	1,080
Natural gas growth (excluding service expansions)	938
Changes in customer consumption	636
Escambia Meter Station acquisition	166
Other variances	46
Quarter-over-quarter increase in adjusted gross margin**	$4,157

The major components of the decrease in other operating expenses are as follows:

(in thousands)
Facilities expenses, maintenance costs and outside services	$(635)
Payroll, benefits and other employee related costs	(506)
Vehicle expenses	207
Other variances	281
Quarter-over-quarter decrease in other operating expenses	$(653)

Unregulated Energy Segment

	Three Months Ended
	June 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$21,762	$17,952	$3,810	21.2%
Depreciation, amortization and property taxes	4,466	3,862	604	15.6%
Other operating expenses	16,736	14,555	2,181	15.0%
Operating income (loss)	$560	$(465)	$1,025	NMF

Operating results for the Unregulated Energy segment for the second quarter of 2022 increased by $1.0 million compared to the same period in 2021. The operating results for the Unregulated Energy segment are impacted by seasonal variances, with the first and fourth quarters generating a significantly larger portion of adjusted gross margin as a result of colder temperatures generally contributing to higher customer demand. Operating results for the second and third quarters historically have been lower due to reduced customer demand during warmer periods of the year. The impact to operating income may not align with the seasonal variations as many of the operating expenses are recognized ratably over the course of the year.

Higher operating results during the second quarter were driven by contributions from the Company's acquisition of Diversified Energy, increased propane margins including higher service fees, increased demand for compressed natural gas ("CNG") from Marlin Gas Services and margin improvement from Aspire Energy of Ohio, LLC ("Aspire Energy"). Additionally, the Company experienced increased operating expenses associated with the acquisition of Diversified Energy as well as depreciation, amortization and property taxes and increased vehicle expenses due to rising fuel costs.

The major components contributing to the change in adjusted gross margin** are shown below:
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(in thousands)
Propane Operations
Diversified Energy acquisition (completed in December 2021)	$1,491
Increased propane margins and service fees	1,104
Marlin Gas Services
Increased demand for CNG services	547
Aspire Energy
Increased margins - rate changes and natural gas liquid processing	203
Other variances	465
Quarter-over-quarter increase in adjusted gross margin**	$3,810

The major components of the increase in other operating expenses are as follows:

(in thousands)
Operating expenses from the Diversified Energy acquisition	$2,258
Increased vehicle expenses due to higher fuel costs	199
Other variances	(276)
Quarter-over-quarter increase in other operating expenses	$2,181
As discussed above, Diversified Energy's operating results reflected lower adjusted gross margins during the second quarter of 2022 which is in line with the seasonality typically experienced during the second and third quarters by the Company's legacy propane distribution businesses.
Operating Results for the Six Months Ended June 30, 2022 and 2021

Consolidated Results

	Six Months Ended
	June 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$218,053	$201,270	$16,783	8.3%
Depreciation, amortization and property taxes	45,418	41,242	4,176	10.1%
Other operating expenses	91,301	85,853	5,448	6.3%
Operating income	$81,334	$74,175	$7,159	9.7%

Operating income for the first six months of 2022 was $81.3 million, an increase of $7.2 million, or 9.7 percent, compared to the same period in 2021. Higher performance in the first six months of 2022 was generated from propane and natural gas acquisitions completed in 2021, continued pipeline expansion projects, organic growth in the Company's natural gas distribution businesses, incremental contributions associated with regulated infrastructure programs, increased propane margins per gallon and fees and improved performance in the Company's other unregulated businesses. The Company recorded higher depreciation, amortization and property taxes related to recent capital investments and operating expenses associated primarily with growth initiatives, as well as increased vehicle expenses due to higher fuel costs.

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Regulated Energy Segment

	Six Months Ended
	June 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$153,068	$144,616	$8,452	5.8%
Depreciation, amortization and property taxes	36,631	33,577	3,054	9.1%
Other operating expenses	55,898	55,573	325	0.6%
Operating income	$60,539	$55,466	$5,073	9.1%

Operating income for the Regulated Energy segment for the first six month of 2022 was $60.5 million, an increase of $5.1 million, or 9.1 percent, over the same period in 2021. Higher operating income reflects continued pipeline expansions by Eastern Shore, Peninsula Pipeline and Aspire Energy Express, organic growth in the Company's natural gas distribution businesses, incremental contributions from regulated infrastructure programs, increased customer consumption, and operating results from the Escambia Meter Station acquisition completed in 2021. Operating expenses increased by $3.4 million compared to the prior year primarily due to a higher level of depreciation, amortization and property taxes as well as a greater amount of costs related to payroll, benefits and other employee related expenses and vehicle expenses mainly due to higher fuel costs.

The key components of the increase in adjusted gross margin** are shown below:

(in thousands)
Natural gas transmission service expansions	$2,518
Natural gas growth (excluding service expansions)	2,132
Contributions from regulated infrastructure programs	2,004
Changes in customer consumption	449
Escambia Meter Station acquisition	416
Other variances	933
Period-over-period increase in adjusted gross margin**	$8,452

The major components of the increase in other operating expenses are as follows:

(in thousands)
Customer service related costs	$414
Payroll, benefits and other employee-related expenses	188
Other variances	(277)
Period-over-period increase in other operating expenses	$325

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Unregulated Energy Segment

	Six Months Ended
	June 30,
(in thousands)	2022	2021	Change	Percent Change
Adjusted gross margin**	$65,046	$56,728	$8,318	14.7%
Depreciation, amortization and property taxes	8,762	7,631	1,131	14.8%
Other operating expenses	35,671	30,522	5,149	16.9%
Operating income	$20,613	$18,575	$2,038	11.0%

Operating results for the Unregulated Energy segment for the six months ended June 30, 2022 increased by $2.0 million, or 11.0 percent compared to the same period in 2021.

Higher operating results during the first half of 2022 were driven by contributions from the Company's acquisition of Diversified Energy, increased propane margins including higher service fees, increased demand for CNG from Marlin Gas Services and margin improvement from Aspire Energy. These increases were partially offset by reduced consumption in our propane operations. Additionally, the Company experienced increased operating expenses associated with the acquisition of Diversified Energy as well as increased payroll, benefits and employee related expenses, depreciation, amortization and property taxes, and increased vehicle expenses due to rising fuel costs.

The major components contributing to the change in adjusted gross margin** are shown below:

(in thousands)
Propane Operations
Diversified Energy acquisition (completed in December 2021)	$5,466
Increased propane margins and service fees	1,823
Decreased customer consumption - intra-quarter weather volatility	(577)
Decreased customer consumption due to conversion of customers to our natural gas system	(478)
Marlin Gas Services
Increased demand for CNG services	612
Aspire Energy
Increased margins - rate changes and natural gas liquid processing	1,131
Increased customer consumption - primarily weather related	465
Other variances	(124)
Period-over-period increase in adjusted gross margin**	$8,318

Items contributing to the period-over-period increase in operating expenses are listed in the following table:

(in thousands)
Operating expenses from the Diversified Energy acquisition	$4,708
Increased payroll, benefits and other employee-related expenses	607
Increased vehicle expenses due to higher fuel costs	385
Other variances	(551)
Period-over-period increase in operating expenses	$5,149
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COVID-19 Update

In March 2020, the U.S. Centers for Disease Control and Prevention ("CDC") declared a national emergency due to the rapidly growing outbreak of COVID-19. In response to this declaration and the rapid spread of COVID-19 within the United States, federal, state and local governments throughout the country imposed varying degrees of restrictions on social and commercial activity to promote social distancing in an effort to slow the spread of the illness. These restrictions significantly impacted economic conditions in the United States beginning in 2020 and persisted, to a lesser extent throughout 2021. Chesapeake Utilities is considered an “essential business,” which allowed the Company to continue operational activities and construction projects while social distancing restrictions were in place. Previously existing states of emergency in all of the Company's service territories expired during the second and third quarters of 2021 eliminating a majority of restrictions initially implemented to slow the spread of the virus. The expiration of the states of emergency along with the settlement of the Company's limited proceeding in Florida, has concluded its ability to defer incremental pandemic related costs for consideration through the applicable regulatory process. At this time, the Company has adjusted its operating practices accordingly to ensure the safety of its operations and will take the necessary actions to comply with the CDC, and the Occupational Safety and Health Administration, as new developments occur.

Environmental, Social and Governance ("ESG") Initiatives

ESG initiatives are at the core of Chesapeake Utilities’ well-established culture, guiding the Company’s strategy and informing its ongoing business decisions. In February 2022, Chesapeake Utilities published its inaugural sustainability report. In the report, the Company outlines its ESG commitments:

•Chesapeake Utilities will be a leader in the transition to a lower carbon future.
•The Company will continue to promote a diverse and inclusive workplace and further the sustainability of the communities we serve.
•The Company's businesses will be operated with integrity and the highest ethical standards.

These commitments guide the Company's mission to deliver energy that makes life better for the people and communities it serves. They impact every aspect of the Company and the relationships it has with its stakeholders. The Company encourages its investors to review the report and welcomes feedback as it continues to enhance its ESG disclosures.

The Company's most recent ESG advancements include the following:

Environmental:
•The Company was joined by the Governor of the state of Maryland to celebrate the public-private partnership resulting from the extension of natural gas transmission and distribution pipeline into Somerset County, MD, enabling conversion for two state-funded entities to natural gas, improving their facilities’ environmental profile.
•In the Company's Florida service territory, it participated in an event that showcases model homes filled with the latest designs and technologies for energy conservation.

Social:
•The Company announced Sharon Grant's appointment as our new assistant vice president and diversity officer; Ms. Grant will have direct oversight responsibilities for its equity, diversity, and inclusion (EDI) strategy and will collaborate across the organization with the teams responsible for the enterprise-wide environmental, social, and governance plan.
•The Company participated in events and made donations to organizations and fundraising initiatives within the local communities through its Employee Resource Groups and company community giving programs.

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Governance:
•In July 2022, the Company announced the appointment of Stephanie N. Gary and Sheree M. Petrone to serve as members of the Company's Board of Directors as part of an ongoing succession planning strategy that is aligned with the Company's EDI commitment.
•The Company recently joined governance leaders as a member of the Advisory Board for the John L. Weinberg Center for Corporate Governance.
•The Company was recognized for the Best Corporate Governance in the U.S. for 2022 by World Finance magazine.

Earlier this year, the Company established its Environmental Sustainability Office ("ESO") and ESG Committee ("ESGC"). The ESO was established to identify and manage emission-reducing projects both internally, as well as and those that support the Company's customers’ sustainability goals. The ESGC was established to bring together a cross-functional team of leaders across the organization to identify, assess, execute and advance the Company’s strategic ESG initiatives.

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Forward-Looking Statements

Matters included in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2021 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the second quarter of 2022, for further information on the risks and uncertainties related to the Company’s forward-looking statements.

Conference Call

Chesapeake Utilities will host a conference call on Thursday, August 4, 2022 at 4:00 p.m. Eastern Time to discuss the Company’s financial results for the three and six months ended June 30, 2022. To participate in this call, dial 877.224.1468 and reference Chesapeake Utilities’ 2022 Second Quarter Financial Results Conference Call. To access the replay recording of this call, the accompanying transcript, and other pertinent quarterly information, use the link CPK - Conference Call Audio Replay, or visit the Investors/Events and Presentations section of the Company’s website at www.chpk.com.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy delivery company, listed on the New York Stock Exchange. Chesapeake Utilities Corporation offers sustainable energy solutions through its natural gas transmission and distribution, electricity generation and distribution, propane gas distribution, mobile compressed natural gas utility services and solutions, and other businesses.

Please note that Chesapeake Utilities Corporation is not affiliated with Chesapeake Energy, an oil and natural gas exploration company headquartered in Oklahoma City, Oklahoma.

For more information, contact:

Beth W. Cooper
Executive Vice President, Chief Financial Officer, Treasurer and Assistant Corporate Secretary
302.734.6799

Michael Galtman
Senior Vice President and Chief Accounting Officer
302.217.7036

Alex Whitelam
Head of Investor Relations
215.872.2507

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Financial Summary
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Adjusted Gross Margin**
Regulated Energy segment	$70,620	$66,463	$153,068	$144,616
Unregulated Energy segment	21,762	17,952	65,046	56,728
Other businesses and eliminations	(28)	(34)	(61)	(73)
Total Adjusted Gross Margin**	$92,354	$84,381	$218,053	$201,271

Operating Income
Regulated Energy segment	$25,841	$22,760	$60,539	$55,466
Unregulated Energy segment	560	(465)	20,613	18,575
Other businesses and eliminations	68	283	182	134
Total Operating Income	26,469	22,578	81,334	74,175
Other income, net	2,584	1,453	3,498	1,828
Interest Charges	5,825	5,054	11,164	10,159
Income Before Income Taxes	23,228	18,977	73,668	65,844
Income Taxes	6,177	5,164	19,683	17,565
Net Income	$17,051	$13,813	$53,985	$48,279

Earnings Per Share of Common Stock
Basic	$0.96	$0.79	$3.05	$2.76
Diluted	$0.96	$0.78	$3.04	$2.75

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Financial Summary Highlights

Key variances between the second quarter of 2022 and the second quarter of 2021, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Second Quarter of 2021 Reported Results	$18,977	$13,813	$0.78

Adjusting for Unusual Items:
Gain from sales of assets	1,902	1,396	0.08
	1,902	1,396	0.08

Increased (Decreased) Adjusted Gross Margins**:
Contributions from acquisitions*	1,657	1,216	0.07
Natural gas transmission service expansions*	1,291	948	0.05
Increased propane margins and fees	1,104	810	0.05
Contributions from regulated infrastructure programs *	1,080	793	0.04
Natural gas growth (excluding service expansions)	938	689	0.04
Increased customer consumption - Inclusive of weather	773	567	0.03
Increased margins related to demand for Marlin Gas Services*	547	402	0.02
Higher operating results from Aspire Energy	203	149	0.01
	7,593	5,574	0.31

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane and Electric Cost):
Operating expenses from recent acquisitions	(2,258)	(1,657)	(0.09)
Depreciation, amortization and property taxes	(1,899)	(1,394)	(0.08)
Vehicle expenses	(407)	(299)	(0.02)
Customer service related costs	(200)	(147)	(0.01)
Facilities expenses, maintenance costs and outside services	559	410	0.02
Payroll, benefits and other employee-related expenses	343	252	0.01
	(3,862)	(2,835)	(0.17)

Interest charges	(771)	(566)	(0.03)
Net other changes	(611)	(331)	(0.01)
	(1,382)	(897)	(0.04)
Second Quarter of 2022 Reported Results	$23,228	$17,051	$0.96
*See the Major Projects and Initiatives table.

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Key variances between the six months ended June 30, 2022 and the six months ended June 30, 2021, included:

(in thousands, except per share data)	Pre-tax Income	Net Income	Earnings Per Share
Six Months Ended June 30, 2021 Reported Results	$65,844	$48,279	$2.75

Adjusting for Unusual Items:
Gain from sales of assets	1,902	1,394	0.08
	1,902	1,394	0.08

Increased (Decreased) Adjusted Gross Margins**:
Contributions from acquisitions*	5,882	4,312	0.24
Natural gas transmission service expansions*	2,518	1,846	0.10
Natural gas growth (excluding service expansions)	2,132	1,563	0.09
Contributions from regulated infrastructure programs *	2,004	1,469	0.08
Increased propane margins and fees	1,823	1,336	0.08
Higher operating results from Aspire Energy	1,131	829	0.05
Increased margins related to demand for Marlin Gas Services*	612	448	0.03
Increased customer consumption - Inclusive of weather	337	247	0.01
	16,439	12,050	0.68

(Increased) Decreased Operating Expenses (Excluding Natural Gas, Propane, and Electric Costs):
Operating expenses from recent acquisitions	(4,708)	(3,451)	(0.19)
Depreciation, amortization and property tax costs	(3,436)	(2,519)	(0.14)
Vehicle expenses	(662)	(485)	(0.03)
Payroll, benefits and other employee-related expenses	(503)	(369)	(0.02)
Facilities expenses, maintenance costs and outside services	615	451	0.03
	(8,694)	(6,373)	(0.35)

Interest charges	(1,004)	(736)	(0.04)
Net other changes	(819)	(629)	(0.05)
Change in shares outstanding due to 2021 and 2022 equity offerings	—	—	(0.03)
	(1,823)	(1,365)	(0.12)
Six Months Ended June 30, 2022 Reported Results	$73,668	$53,985	$3.04
*See the Major Projects and Initiatives table.

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16-16-16-16

Recently Completed and Ongoing Major Projects and Initiatives

The Company constantly pursues and develops additional projects and initiatives to serve existing and new customers, and to further grow its businesses and earnings, with the intention to increase shareholder value. The following table includes the major projects/initiatives recently completed and currently underway. Major projects and initiatives that have generated consistent year-over-year adjusted gross margin contributions are removed from the table. In the future, the Company will add new projects and initiatives to this table once negotiations are substantially final and the associated earnings can be estimated.

	Adjusted Gross Margin**
	Three Months Ended		Six Months Ended		Year Ended	Estimate for
Project/Initiative	June 30,		June 30,		December 31,	Fiscal
in thousands	2022	2021	2022	2021	2021	2022	2023
Pipeline Expansions:
Western Palm Beach County, Florida Expansion (1)	$1,307	$1,172	$2,615	$2,340	$4,729	$5,227	$5,227
Del-Mar Energy Pathway (1) (2)	1,728	921	3,450	1,805	4,584	6,980	6,980
Guernsey Power Station	368	47	631	94	187	1,380	1,486
Southern Expansion	—	—	—	—	—	—	586
Winter Haven Expansion	28	—	61	—	—	401	976
Beachside Pipeline Extension	—	—	—	—	—	—	1,825
North Ocean City Connector	—	—	—	—	—	—	400
St. Cloud / Twin Lakes Expansion	—	—	—	—	—	—	584
Total Pipeline Expansions	3,431	2,140	6,757	4,239	9,500	13,988	18,064

CNG/RNG/LNG Transportation and Infrastructure	2,427	1,708	4,660	3,785	7,566	9,500	10,500

Acquisitions:
Propane Acquisitions	1,491	—	5,466	—	603	11,300	12,000
Escambia Meter Station	249	83	499	83	583	1,000	1,000
Total Acquisitions	1,740	83	5,965	83	1,186	12,300	13,000

Regulatory Initiatives:
Florida GRIP	4,950	4,181	9,802	8,236	16,995	18,797	19,475
Capital Cost Surcharge Programs	497	120	1,014	257	1,199	2,018	1,936
Elkton Gas STRIDE Plan	66	—	140	—	26	241	354
Florida Rate Case Proceeding(3)	—	—	—	—	—	TBD	TBD
Total Regulatory Initiatives	5,513	4,301	10,956	8,493	18,220	21,056	21,765

Total	$13,111	$8,232	$28,338	$16,600	$36,472	$56,844	$63,329

(1) Includes adjusted gross margin generated from interim services.
(2) Includes adjusted gross margin from natural gas distribution services.
(3) Subject to approval from the Florida PSC.

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17-17-17-17
Detailed Discussion of Major Projects and Initiatives

Pipeline Expansions

West Palm Beach County, Florida Expansion
Peninsula Pipeline has constructed four transmission lines to bring additional natural gas to our distribution system in West Palm Beach, Florida. The first phase of this project was placed into service in December 2018 with multiple phases placed into service leading up to the project’s final completion in the fourth quarter of 2021. The project generated incremental adjusted gross margin for the three and six months ended June 30, 2022 of $0.1 million and $0.3 million, respectively, compared to 2021. The Company estimates that the project will generate annual adjusted gross margin of $5.2 million in 2022 and beyond.

Del-Mar Energy Pathway
In December 2019, the Federal Energy Regulatory Commission ("FERC") issued an order approving the construction of the Del-Mar Energy Pathway project. The project was placed into service in the fourth quarter of 2021. The new facilities: (i) include an additional 14,300 Dts/d of firm service to four customers, (ii) provide additional natural gas transmission pipeline infrastructure in eastern Sussex County, Delaware, and (iii) represent the first extension of Eastern Shore’s pipeline system into Somerset County, Maryland. Including interim services in advance of completion, the project generated additional adjusted gross margin for the three and six months ended June 30, 2022 of $0.8 million and $1.6 million, respectively. The estimated annual adjusted gross margin from this project, including natural gas distribution service in Somerset County, Maryland, is approximately $7.0 million in 2022 and beyond.

Guernsey Power Station
The Company's subsidiary, Aspire Energy Express, LLC and unrelated party Guernsey Power Station, LLC ("Guernsey Power Station"), entered into a precedent agreement for firm transportation capacity whereby Guernsey Power Station will construct a power generation facility and Aspire Energy Express will provide firm natural gas transportation service to this facility. Guernsey Power Station commenced construction of the project in October 2019. Aspire Energy Express completed construction of the gas transmission facilities in the fourth quarter of 2021. This project added $0.3 million and $0.5 million of adjusted gross margin for the three and six months ended June 30, 2022, respectively, and is expected to produce adjusted gross margin of approximately $1.4 million in 2022 and $1.5 million in 2023 and beyond.

Southern Expansion
Pending FERC authorization, Eastern Shore plans to install a new natural gas driven compressor skid unit at its existing Bridgeville, Delaware compressor station that will provide 7,300 Dts of incremental firm transportation pipeline capacity. The project is currently estimated to go into service in the fourth quarter of 2023. Eastern Shore expects the Southern Expansion project to generate adjusted gross margin of $0.6 million in 2023 and increase to an annual adjusted gross margin of $2.3 million in 2024 and thereafter.

Winter Haven Expansion
In May 2021, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with our Florida natural gas division, Central Florida Gas Division ("CFG"), for an incremental 6,800 Dts/d of firm service in the Winter Haven, Florida area. As part of this agreement, Peninsula Pipeline will construct a new interconnect with Florida Gas Transmission ("FGT") and a new regulator station for CFG. The additional firm service will be used to support new incremental load due to growth in the area, including providing service, most immediately, to a new can manufacturing facility, as well as reliability and operational benefits to CFG’s existing distribution system in the area. In connection with Peninsula Pipeline’s new regulator station, CFG is also extending its distribution system to connect to the new station. The company expects this expansion to be in service in the third quarter of 2022 and expects to generate adjusted gross margin of $0.4 million in 2022 once complete and $1.0 million in 2023 and thereafter.

Beachside Pipeline Extension
In June 2021, Peninsula Pipeline and Florida City Gas entered into a Transportation Service Agreement for an incremental 10,176 Dts/d of firm service in Indian River County, Florida, to support Florida City Gas’ growth along the Indian River's barrier island. As part of this agreement, Peninsula Pipeline will construct approximately 11.3 miles of pipeline from its existing pipeline in the Sebastian, Florida, area east under the Intercoastal Waterway and southward on the barrier island. Construction is underway and is expected to be complete in the second quarter of 2023. The Company expects this extension to generate additional annual adjusted gross margin of $1.8 million in 2023 and $2.5 million thereafter.

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18-18-18-18
North Ocean City Connector
During the second quarter of 2022, the Company began construction of an extension of service into North Ocean City, Maryland. The Company's Delaware natural gas division and its subsidiary, Sandpiper Energy, Inc. plan to install approximately 5.7 miles of pipeline across southern Sussex County, Delaware to Fenwick Island, Delaware and Worcester County, Maryland. The project will produce additional capacity to serve new customers and reinforce the Company's existing system in Ocean City, Maryland. The Company expects this expansion to generate additional annual adjusted gross margin of $0.4 million in 2023 and beyond, with additional margin opportunities from incremental growth.

St. Cloud / Twin Lakes Expansion
In July 2022, Peninsula Pipeline filed a petition with the Florida PSC for approval of its Transportation Service Agreement with the Company's Florida natural gas division, Florida Public Utilities ("FPU"), for an additional 2,400 Dt/day of firm service in the St. Cloud, Florida area. As part of this agreement, Peninsula Pipeline will construct a pipeline extension and regulator station for FPU. The extension will be used to support new incremental load due to growth in the area, including providing service, most immediately, to the residential development Twin Lakes. The expansion will also improve reliability and operational benefits to FPU’s existing distribution system in the area, supporting future growth in the area. The Company expects this expansion to be in service in the first quarter of 2023 and generate adjusted gross margin of $0.6 million in 2023 and thereafter.

CNG/RNG/LNG Transportation and Infrastructure

The Company has made a commitment to meet customer demand for CNG, RNG and LNG in the markets we serve. This has included making investments within Marlin Gas Services to be able to transport these products through its virtual pipeline fleet to customers. To date, the Company has also made an infrastructure investment in Ohio, enabling RNG to fuel a third party landfill fleet and to transport RNG to end use customers off it's pipeline system. Similarly, the Company announced in March 2022, the opening of a high-capacity CNG truck and tube trailer fueling station in Port Wentworth, Georgia. As one of the largest public access CNG stations on the East Coast, it will offer a RNG option to customers in the near future. The Company constructed the station in partnership with Atlanta Gas Light, a subsidiary of Southern Company Gas. In 2020, Atlanta Gas Light announced that Chesapeake Utilities would be constructing, maintaining the station and ensuring access to CNG and RNG for the many customers expected to fuel at the station.

The Company is also involved in various other projects, all at various stages and all with different opportunities to participate across the energy value chain. In many of these projects, Marlin will play a key role in ensuring the RNG is transported to one of the Company’s many pipeline systems where it will be injected. Accordingly, given the overlapping role of Marlin in many of these projects, the Company has combined it's transportation services and infrastructure adjusted gross margin discussion into one section.

For the three and six months ended June 30, 2022, the Company generated $0.7 million and $0.9 million in additional adjusted gross margin associated with the transportation of CNG and RNG by Marlin’s virtual pipeline and Aspire Energy’s Noble Road RNG pipeline. The Company estimates annual adjusted gross margin of approximately $9.5 million in 2022, and $10.5 million in 2023 for these transportation related services, with potential for additional growth in future years.

Discussed below are some of the recently completed projects as well as a sample of the growth projects in which we are currently involved. As new projects are solidified, we will provide additional detail on those projects at that time.

Noble Road Landfill RNG Project
In October 2021, Aspire Energy completed construction of its Noble Road Landfill RNG pipeline project, a 33.1-mile pipeline, which transports RNG generated from the Noble Road landfill to Aspire Energy’s pipeline system, displacing conventionally produced natural gas. In conjunction with this expansion, Aspire Energy also upgraded an existing compressor station and installed two new metering and regulation sites. The RNG volume is expected to represent nearly 10 percent of Aspire Energy’s gas gathering volumes.

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19-19-19-19
Bioenergy DevCo
In June 2020, the Company's Delmarva natural gas operations and Bioenergy DevCo (“BDC”), a developer of anaerobic digestion facilities that create renewable energy and healthy soil products from organic material, entered into an agreement related to a project to extract RNG from poultry production waste. BDC and the Company's affiliates are collaborating on this project in addition to several other project sites where organic waste can be converted into a carbon-negative energy source.

The RNG source created from the organic waste from the BDC facility will be transported to an Eastern Shore interconnection, where the sustainable fuel will be introduced into the Company’s transmission system and ultimately distributed to its natural gas customers.

CleanBay Project
In July 2020, the Company and CleanBay Renewables Inc. ("CleanBay") announced a new partnership to bring RNG to the Company's Delmarva natural gas operations. As part of this partnership, the Company will transport the RNG produced at CleanBay's planned Westover, Maryland bio-refinery, to the Company's natural gas infrastructure in the Delmarva Peninsula region. Eastern Shore and Marlin Gas Services, will transport the RNG from CleanBay to the Company’s Delmarva natural gas distribution system where it is ultimately delivered to the Delmarva natural gas distribution end use customers.

Acquisitions

Propane Acquisitions
On December 15, 2021, Sharp Energy acquired the propane operating assets of Diversified Energy for approximately $37.5 million net of cash acquired. There were multiple strategic benefits to this acquisition including it: (i) expanded the Company's propane territory into North Carolina and South Carolina while also expanding our existing footprint in Pennsylvania and Virginia, and (ii) included an established customer base with opportunities for future growth. Through this acquisition, the Company added approximately 19,000 residential, commercial and agricultural customers, along with distribution of approximately 10.0 million gallons of propane annually.

On June 13, 2022, Sharp acquired the propane operating assets of Davenport Energy's Siler City propane division for approximately $2.0 million. Through this acquisition, the Company expands its operating footprint further into North Carolina, where customers will be served by Sharp Energy’s Diversified Energy division. The acquisition adds approximately 850 customers and distribution of approximately 406,000 gallons of propane annually to Sharp Energy’s territory. The financial results of this acquisition are included in Sharp Energy's Diversified Energy division given geographic proximity and other synergies within the service territory.

For the three and six months ended June 30, 2022, these acquisitions contributed $1.5 million and $5.5 million, respectively, in adjusted gross margin and are expected to generate $11.3 million of additional adjusted gross margin in 2022 and $12.0 million in 2023.

Escambia Meter Station
In June 2021, Peninsula Pipeline purchased the Escambia Meter Station from Florida Power and Light and entered into a Transportation Service Agreement with Gulf Power Company to provide up to 530,000 Dts/d of firm service from an interconnect with FGT to Florida Power & Light’s Crist Lateral pipeline. The Florida Power & Light Crist Lateral provides gas supply to their natural gas fired power plant owned by Florida Power & Light in Pensacola, Florida. The Company generated $0.2 million and $0.4 million, respectively, in additional adjusted gross margin for the three and six months ended June 30, 2022 and estimates that this acquisition will generate adjusted gross margin of approximately $1.0 million in 2022 and beyond.

Regulatory Initiatives

Florida Gas Reliability Infrastructure Program ("GRIP")
Florida GRIP is a natural gas pipe replacement program approved by the Florida PSC that allows automatic recovery, through rates, of costs associated with the replacement of mains and services. Since the program's inception in August 2012, the Company has invested $198.7 million of capital expenditures to replace 351 miles of qualifying distribution mains, including $9.2 million of new pipes during the first six month of 2022. GRIP generated additional gross margin of $0.8 million and $1.6 million, respectively, for the three and six months ended June 30, 2022 compared to 2021. The Company is currently projecting to complete this program in 2022 and expects to generate adjusted gross margin of
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20-20-20-20
$18.8 million and $19.5 million in 2022 and 2023, respectively. The adjusted gross margin on GRIP investments will continue to be generated as the Company has included the investments, and the associated expenses, in the base rate proceeding that was filed in May 2022.

Capital Cost Surcharge Programs
In December 2019, the FERC approved Eastern Shore’s capital cost surcharge to become effective January 1, 2020. The surcharge, an approved item in the settlement of Eastern Shore’s last general rate case, allows Eastern Shore to recover capital costs associated with mandated highway or railroad relocation projects that required the replacement of existing Eastern Shore facilities. For the three and six months ended June 30, 2022, there was $0.4 million and $0.8 million, respectively, of adjusted gross margin generated pursuant to the program. Eastern Shore expects to produce adjusted gross margin of approximately $2.0 million in 2022 and $1.9 million in 2023 from relocation projects, which is ultimately dependent upon the timing of filings and the completion of construction.

Elkton Gas Strategic Infrastructure Development and Enhancement ("STRIDE") Plan
In June 2021, the Company reached a settlement with the Maryland PSC Staff and the Maryland Office of the Peoples Counsel regarding a five-year plan to replace Aldyl-A pipelines and recover the associated costs of those replacements through a fixed charge rider. The STRIDE plan went into service in September 2021 and is expected to generate $0.2 million of adjusted gross margin in 2022 and $0.4 million annually thereafter.

COVID-19 Regulatory Proceeding
In October 2020, the Florida PSC approved a joint petition of the Company's natural gas and electric distribution utilities in Florida to establish a regulatory asset to record incremental expenses incurred due to COVID-19. The regulatory asset allows the Company to obtain recovery of these costs in the next base rate proceedings. The Company’s Florida regulated business units reached a settlement with the Office of Public Counsel in June 2021. The settlement allowed the business units to establish a regulatory asset of $2.1 million. This amount includes COVID-19 related incremental expenses for bad debt write-offs, personnel protective equipment, cleaning and business information services for remote work. The Company's Florida regulated business units are currently amortizing the amount over two years effective January 1, 2022 and recover the regulatory asset through the Purchased Gas Adjustment and Swing Service mechanisms for the natural gas business units and through the Fuel Purchased Power Cost Recovery clause for the electric division. This results in annual additional adjusted gross margin of $1.0 million that will be offset by a corresponding amortization of regulatory asset expense for both 2022 and 2023.

Florida Natural Gas Base Rate Proceeding
In May 2022, the Company's Florida natural gas distribution business units, FPU, the Chesapeake Utilities CFG division, FPU – Indiantown division, and FPU – Fort Meade division (jointly, “the Florida Natural Gas Companies”), filed a consolidated natural gas rate case with the Florida PSC. In connection with the application, the Company is seeking approval of the following: (i) interim rate relief of approximately $7.2 million on an annualized basis, subject to refund, pending the outcome of the rate case proceeding; (ii) a permanent rate relief of approximately $24.1 million, effective January 1, 2023, (iii) a depreciation study also submitted with filing; (iv) authorization to make certain changes to tariffs to include the consolidation of rates and rate structure across the businesses and to unify the Florida natural gas distribution businesses under FPU; (v) authorization to retain acquisition adjustment in the revenue requirement; and (vi) authorization to establish an environmental remediation surcharge for the purposes of addressing future expected remediation costs for manufactured gas plant sites. In August 2022, interim rates were approved by the Florida PSC in the amount of approximately $7.7 million on an annualized basis, effective for all meter readings in September 2022. The interim rates are subject to refund pending the final outcome of the rate case proceeding. The discovery process has commenced and hearing for the proceeding has been scheduled for October 2022. The outcome of the application is subject to review and approval by the Florida PSC.

Storm Protection Plan
In 2020, the Florida PSC implemented the Storm Protection Plan ("SPP") and Storm Protection Plan Cost Recovery ("SPPCR") rules, which require electric utilities to petition the Florida PSC for approval of a Transmission and Distribution Storm Protection Plan that covers the utility’s immediate 10-year planning period with updates to the plan at least every 3 years. The SPPCR rules allows the utility to file for recovery of associated costs related to its SPP. The Company’s SPP plan was filed in April 2022, with hearings scheduled for early August 2022. The SPP cost recovery clause ("SPPCRC") was filed in May 2022 with requested rates effective January 1, 2023. The SPPCRC hearing is scheduled for November 2022.
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21-21-21-21

Other major factors influencing adjusted gross margin

Weather Impact
Weather was not a significant factor during the second quarter and the first half of 2022. The following table summarizes HDD and CDD variances from the 10-year average HDD/CDD ("Normal") for the three and six months ended June 30, 2022 and 2021.

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022	2021	Variance	2022	2021	Variance
Delmarva Peninsula
Actual HDD	394	400	(6)	2,575	2,586	(11)
10-Year Average HDD ("Normal")	412	396	16	2,667	2,676	(9)
Variance from Normal	(18)	4		(92)	(90)
Florida
Actual HDD	37	69	(32)	534	572	(38)
10-Year Average HDD ("Normal")	45	43	2	542	549	(7)
Variance from Normal	(8)	26		(8)	23
Ohio
Actual HDD	604	676	(72)	3,530	3,448	82
10-Year Average HDD ("Normal")	630	623	7	3,542	3,582	(40)
Variance from Normal	(26)	53		(12)	(134)
Florida
Actual CDD	988	826	162	1,183	1,010	173
10-Year Average CDD ("Normal")	945	966	(21)	1,142	1,161	(19)
Variance from Normal	43	(140)		41	(151)

Natural Gas Distribution Adjusted Margin Growth
Customer growth for the Company's natural gas distribution operations, as a result of the addition of new customers and the conversion of customers from alternative fuel sources to natural gas service, generated $0.9 million and $2.1 million of additional adjusted gross margin for the three and six months ended June 30, 2022. The average number of residential customers served on the Delmarva Peninsula increased by 5.7 percent and 5.5 percent for the three and six months ended June 30, 2022, while Florida customers increased by 4.1 percent for both the three and six month periods. A larger percentage of the adjusted gross margin growth was generated from residential growth given the expansion of natural gas into new housing communities and conversions to natural gas as our distribution infrastructure continues to build out. We anticipate continued customer growth, as new communities continue to build out due to population growth and additional infrastructure is added to support the growth. The details for the three and six months ended June 30, 2022 are provided in the following table:

	Three Months Ended		Six Months Ended
	June 30, 2022		June 30, 2022
(in thousands)	Delmarva Peninsula	Florida	Delmarva Peninsula	Florida
Customer Growth:
Residential	$552	$223	$1,256	$494
Commercial and industrial	68	95	159	223
Total Customer Growth	$620	$318	$1,415	$717

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22-22-22-22
Capital Investment Growth and Associated Financing Plans
The Company's capital expenditures were $61.0 million for the six months ended June 30, 2022. The following table shows a range of the forecasted 2022 capital expenditures by segment and by business line:

	2022
(dollars in thousands)	Low	High
Regulated Energy:
Natural gas distribution	$72,000	$81,000
Natural gas transmission	32,000	36,000
Electric distribution	7,000	12,000
Total Regulated Energy	111,000	129,000
Unregulated Energy:
Propane distribution	10,000	14,000
Energy transmission	7,000	10,000
Other unregulated energy	10,000	18,000
Total Unregulated Energy	27,000	42,000
Other:
Corporate and other businesses	2,000	4,000
Total Other	2,000	4,000
Total 2022 Forecasted Capital Expenditures	$140,000	$175,000

The capital expenditure projection is subject to continuous review and modification. During the first half of 2022, the Company experienced a reduced level of new capital investments due to regulatory delays and supply chain disruptions. As a result, the Company is decreasing its capital expenditure guidance range to $140 million to $175 million for 2022. The Company expects these delays in timing to be temporary. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, supply chain disruptions, capital delays that are greater than currently anticipated, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the forecasted amounts.

The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent. The Company's equity to total capitalization ratio, including short-term borrowings, was 52 percent as of June 30, 2022.

The Company may utilize more temporary short-term debt, when the financing cost is attractive, as a bridge to permanent long-term financing, or if the equity markets are more volatile. The Company currently maintains a multi-tranche $400.0 million syndicated revolving line of credit (the “Revolver”), with multiple participating lenders to meet its short-term borrowing needs. The two tranches of the Revolver consist of a $200.0 million 364-day short-term debt tranche and a $200.0 million five-year tranche, both of which have three (3) one-year extension options which can be authorized by our Chief Financial Officer. The Company is eligible to establish the repayment term for individual borrowings under the five year tranche of the Revolver and to the extent that an individual loan under the Revolver exceeded 12 months, the outstanding balance would be classified as a component of long-term debt.

The 364-day tranche of the Revolver expires in August 2022 and the five-year tranche expires in August 2026; both tranches are available to fund the Company's short-term cash needs to meet seasonal working capital requirements and to temporarily fund portions of the Company's capital expenditures. As of June 30, 2022, the pricing under the 364-day tranche of the Revolver does not include an unused commitment fee and maintains an interest rate of 0.70 percent over LIBOR. As of June 30, 2022, the pricing under the five-year tranche of the Revolver included an unused commitment fee of 0.09 percent and an interest rate of 0.95 percent over LIBOR. The Company's total available credit under the Revolver at June 30, 2022 was $257.7 million. The Company is currently in discussions with the various lending institutions regarding the renewal of the 364-day tranche. At that time, the reference interest rate will transition from LIBOR which is being retired by financial institutions to the Standard Overnight Financing Rate ("SOFR"). The Company does not expect this transition to have a material impact on our financial condition.

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23-23-23-23
The Company issued 2.95 percent senior notes on March 15, 2022 to MetLife in the aggregate principal amount of $50 million. The Company used the proceeds received from the issuances of the senior notes to reduce short-term borrowings under the Revolver and to fund capital expenditures. These senior notes have similar covenants and default provisions as our other existing senior notes, and have an annual principal payment beginning in the eleventh year after the issuance.

In terms of equity capital, the Company maintains an effective shelf registration statement with the Securities and Exchange Commission for the issuance of shares under its Dividend Reinvestment and Direct Stock Purchase Plan (the “DRIP”). In June 2020, the Company also filed a shelf registration statement with the Securities and Exchange Commission, which provides for the issuance of shares of its common stock via a variety of offering types. In August 2020, the Company filed a prospectus supplement under the shelf registration statement for an At-the-Market (“ATM”) program under which the Company may issue and sell shares of common stock up to an aggregate offering price of $75.0 million under which $62.5 million has been issued.

During the second quarter of 2022, the Company issued less than 0.1 million shares of common stock through its DRIP program and received net proceeds of approximately $4.3 million which were added to the Company's general funds.

Depending on the Company’s capital needs and subject to market conditions, in addition to other debt and equity offerings, the Company may consider, as necessary in the future, issuing additional shares under the direct stock purchase component of the DRIP, the ATM program, or pursuant to its shelf registration statement. More information about financing activities is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and the Company's Second Quarter 2022 Form 10-Q.

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24-24-24-24

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Operating Revenues
Regulated Energy	$92,193	$80,910	$220,084	$202,107
Unregulated Energy and other	47,277	30,172	142,266	100,161
Total Operating Revenues	139,470	111,082	362,350	302,268
Operating Expenses
Regulated natural gas and electricity costs	21,573	14,447	67,016	57,491
Unregulated propane and natural gas costs	25,543	12,254	77,279	43,506
Operations	38,002	36,371	80,796	75,810
Maintenance	4,507	4,259	8,772	8,300
Depreciation and amortization	17,216	15,298	34,193	30,662
Other taxes	6,160	5,875	12,960	12,324
Total operating expenses	113,001	88,504	281,016	228,093
Operating Income	26,469	22,578	81,334	74,175
Other income, net	2,584	1,453	3,498	1,828
Interest charges	5,825	5,054	11,164	10,159
Income Before Income Taxes	23,228	18,977	73,668	65,844
Income Taxes	6,177	5,164	19,683	17,565
Net Income	$17,051	$13,813	$53,985	$48,279

Weighted Average Common Shares Outstanding:
Basic	17,730,833	17,546,346	17,704,592	17,516,273
Diluted	17,809,871	17,616,496	17,785,629	17,585,006
Earnings Per Share of Common Stock:
Basic	$0.96	$0.79	$3.05	$2.76
Diluted	$0.96	$0.78	$3.04	$2.75
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25-25-25-25

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2022	December 31, 2021
(in thousands, except shares and per share data)
Property, Plant and Equipment
Regulated Energy	$1,765,915	$1,720,287
Unregulated Energy	381,718	357,259
Other businesses and eliminations	30,713	35,418
Total property, plant and equipment	2,178,346	2,112,964
Less: Accumulated depreciation and amortization	(438,573)	(417,479)
Plus: Construction work in progress	34,027	49,393
Net property, plant and equipment	1,773,800	1,744,878
Current Assets
Cash and cash equivalents	4,186	4,976
Trade and other receivables	42,892	61,623
Less: Allowance for credit losses	(2,758)	(3,141)
Trade and other receivables, net	40,134	58,482
Accrued revenue	15,999	22,513
Propane inventory, at average cost	9,317	11,644
Other inventory, at average cost	11,449	9,345
Regulatory assets	28,729	19,794
Storage gas prepayments	3,695	3,691
Income taxes receivable	12,353	17,460
Prepaid expenses	11,398	17,121
Derivative assets, at fair value	6,772	7,076
Other current assets	1,014	1,033
Total current assets	145,046	173,135
Deferred Charges and Other Assets
Goodwill	45,158	44,708
Other intangible assets, net	14,088	13,192
Investments, at fair value	10,523	12,095
Operating lease right-of-use assets	15,767	10,139
Regulatory assets	99,497	104,173
Receivables and other deferred charges	13,463	12,549
Total deferred charges and other assets	198,496	196,856
Total Assets	$2,117,342	$2,114,869

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26-26-26-26

Chesapeake Utilities Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	June 30, 2022	December 31, 2021
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Preferred stock, par value $0.01 per share (authorized 2,000,000 shares), no shares issued and outstanding	$—	$—
Common stock, par value $0.4867 per share (authorized 50,000,000 shares)	8,632	8,593
Additional paid-in capital	376,866	371,162
Retained earnings	428,833	393,072
Accumulated other comprehensive income (loss)	1,370	1,303
Deferred compensation obligation	7,018	7,240
Treasury stock	(7,018)	(7,240)
Total stockholders' equity	815,701	774,130
Long-term debt, net of current maturities	585,805	549,903
Total capitalization	1,401,506	1,324,033
Current Liabilities
Current portion of long-term debt	21,472	17,962
Short-term borrowing	137,024	221,634
Accounts payable	38,110	52,628
Customer deposits and refunds	34,489	36,488
Accrued interest	3,320	2,775
Dividends payable	9,488	8,466
Accrued compensation	9,471	15,505
Regulatory liabilities	6,663	2,312
Derivative liabilities, at fair value	427	743
Other accrued liabilities	26,827	17,920
Total current liabilities	287,291	376,433
Deferred Credits and Other Liabilities
Deferred income taxes	244,978	233,550
Regulatory liabilities	143,188	142,488
Environmental liabilities	3,097	3,538
Other pension and benefit costs	21,458	24,120
Operating lease - liabilities	13,807	8,571
Deferred investment tax credits and other liabilities	2,017	2,136
Total deferred credits and other liabilities	428,545	414,403
Environmental and other commitments and contingencies (1)
Total Capitalization and Liabilities	$2,117,342	$2,114,869
(1)Refer to Note 6 and 7 in the Company's Quarterly Report on Form 10-Q for further information.

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27-27-27-27

Chesapeake Utilities Corporation and Subsidiaries
Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended June 30, 2022				For the Three Months Ended June 30, 2021
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$16,434	$1,830	$8,775	$8,675	$13,518	$1,725	$8,256	$8,296
Commercial	8,625	2,321	7,041	8,668	7,425	1,942	6,896	8,336
Industrial	2,606	4,326	9,990	486	1,961	3,705	8,175	371
Other (1)	(4,254)	1,142	11	2,476	(4,603)	1,074	(168)	1,895
Total Operating Revenues	$23,411	$9,619	$25,817	$20,305	$18,301	$8,446	$23,159	$18,898

Volume (in Dts for natural gas and MWHs for electric)
Residential	870,629	92,826	377,941	71,262	734,818	92,090	377,927	67,207
Commercial	855,524	1,245,989	392,530	74,017	783,205	1,114,975	409,126	72,409
Industrial	1,488,465	6,244,854	1,296,619	2,310	1,456,548	7,169,776	1,203,824	1,740
Other	70,395	—	814,475	1,979	70,747	—	759,930	—
Total	3,285,013	7,583,669	2,881,565	149,568	3,045,318	8,376,841	2,750,807	141,356

Average Customers
Residential	92,226	19,150	65,623	25,517	87,275	18,684	62,725	25,395
Commercial	7,913	1,642	4,084	7,345	7,836	1,607	4,092	7,343
Industrial	205	16	2,580	2	209	16	2,505	2
Other	4	—	6	—	6	—	6	—
Total	100,348	20,808	72,293	32,864	95,326	20,307	69,328	32,740

	For the Six Months Ended June 30, 2022				For the Six Months Ended June 30, 2021
	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Utilities Florida NG Division	FPU NG Distribution (2)	FPU Electric Distribution (2)
Operating Revenues (in thousands)
Residential	$54,088	$4,112	$21,684	$17,596	$49,725	$3,770	$20,718	$17,908
Commercial	24,555	4,839	15,528	16,486	22,773	4,101	15,174	16,077
Industrial	5,624	8,576	20,811	1,269	4,431	7,598	16,261	859
Other (1)	(4,907)	2,358	(2,186)	4,043	(4,184)	1,933	(2,133)	2,605
Total Operating Revenues	$79,360	$19,885	$55,837	$39,394	$72,745	$17,402	$50,020	$37,449

Volume (in Dts for natural gas and MWHs for electric)
Residential	3,362,821	251,056	989,061	143,824	3,332,658	231,786	993,042	143,454
Commercial	2,615,583	2,503,820	883,243	139,358	2,669,095	2,380,459	903,216	137,184
Industrial	3,157,136	13,775,609	2,688,756	9,610	3,129,681	14,626,721	2,507,984	6,840
Other	162,284	—	1,669,484	3,970	159,329	—	1,537,745	—
Total	9,297,824	16,530,485	6,230,544	296,762	9,290,763	17,238,966	5,941,987	287,478

Average Customers
Residential	91,731	18,964	65,255	25,458	86,975	18,621	62,299	25,323
Commercial	7,931	1,632	4,071	7,332	7,848	1,604	4,099	7,331
Industrial	209	16	2,577	2	208	16	2,495	2
Other	4	—	6	—	6	—	6	—
Total	99,875	20,612	71,909	32,792	95,037	20,241	68,899	32,656

(1)Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties, and adjustments for pass-through taxes.